Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: Thomas Salerno 631-231-0333

TSR, Inc. Announces Final Court Order Approving Settlement in the Stockholder Derivative Action

Hauppauge, NY (May 26, 2021) ---TSR, Inc. (Nasdaq: TSRI) (the “Company”), a provider of information technology consulting and recruiting services, today announced that on May 24, 2021, the Supreme Court of the State of New York, Queens County issued a final order and judgment approving the settlement in the stockholder class and derivative action captioned Susan Paskowitz v. James J. Hill et al., No. 715541/2018, filed by Susan Paskowitz, a stockholder of the Company, on October 16, 2018 (the “Stockholder Action”).

On December 16, 2019, the Company entered into a Stipulation and Agreement of Settlement with Susan Paskowitz providing for the settlement of the Stockholder Action (the “Stipulation”). On May 21, 2020, the Court entered an order preliminarily approving the settlement.

Pursuant to the terms of the final order, the Court fully and finally approved the settlement set forth in the Stipulation and dismissed the Stockholder Action with prejudice. The settlement payment is expected to be paid by the Company’s insurance provider under its insurance policy.

Forward-Looking Statements

This press release and any statements of employees, representatives and officers of the Company related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.